UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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KMG AMERICA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 18, 2005

To the Shareholders of

KMG America Corporation:

We are pleased to invite you to attend the annual meeting of shareholders of KMG America Corporation to be held at 12600 Whitewater Drive, Suite 150, Minnentonka, Minnesota 55343, on Wednesday, May 18, 2005, at 10:00 A.M., for the following purposes:

(1)                                  to elect three directors to serve until the 2008 annual meeting of shareholders; and

(2)                                  to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 1, 2005, are entitled to notice of, to vote at and to participate in the meeting.

You are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope whether or not you expect to attend the meeting in person.  You may also vote by telephone.  Instructions for this convenient voting method are set forth on the enclosed proxy card.

By order of the Board of Directors:

/s/ James E. Nelson
James E. Nelson
Secretary

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Solicitation of the enclosed proxy is made by and on behalf of KMG America Corporation for use at the annual meeting of shareholders to be held at 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, on Wednesday, May 18, 2005, and at any adjournments of such meeting.  An annual report on Form 10-K, including financial statements for the fiscal year ended December 31, 2004 (“fiscal 2004”), is enclosed with this proxy statement.

The expense of this solicitation will be paid by the Corporation.  Officers, directors and employees of the Corporation may make solicitations of proxies by telephone, Internet or personal calls.  The Altman Group, Inc. has been retained as the Corporation’s broker search firm at a fee estimated not to exceed $2,000, plus direct out-of-pocket expenses, and may be retained to assist in the solicitation of proxies for an additional fee.  Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their charges and expenses.

The Corporation’s charter authorizes the issuance of up to 75,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 25,000,000 shares of Preferred Stock, no par value.  Only shareholders of record at the close of business on April 1, 2005, are entitled to notice of, to vote at and to participate in the meeting.  On the record date, the shares issued and outstanding consisted of 22,071,641 shares of Common Stock.  Holders of Common Stock will vote as a single class at the annual meeting.  Each outstanding share will entitle the holder to one vote.  All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum.  If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting.  Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting.  Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.  Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present.  Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

This proxy statement and the enclosed form of proxy were first mailed to shareholders on April 18, 2005.

ELECTION OF DIRECTORS
(PROPOSAL 1)

The Corporation’s Board of Directors is divided into three classes.  At the annual meeting, three directors are expected to be elected to Class I to hold office for a term of three years and until their respective successors are duly elected and qualified.

Information Concerning Nominees

Class I (to serve until the 2008 annual meeting of shareholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since

Stanley D. Johnson, 61	2004

Chairman and Chief Executive Officer of Kanawha Insurance Company, the Corporation’s primary operating subsidiary (since 1998); former Chairman, President and Chief Executive Officer of Kanawha Insurance Company (1986-1998).

Robert L. Laszewski, 54	2004

President of Health Policy and Strategy Associates, Inc. (since 1992); former Executive Vice President and Chief Operating Officer, Group Markets for Liberty Mutual Insurance Group (1988-1992).

Dennis M. Mathisen, 65	2004

President and Chief Executive Officer, Marshall Financial Group, Inc., an investment bank (since 1988).

Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the three persons named above.  Messrs. Johnson, Laszewski and Mathisen are currently directors and have served continuously since 2004, the year each joined the Corporation’s Board.  If any of the nominees should become unavailable, the Board may designate substitute nominees, for whom the proxies will be voted.  In the alternative, the Board may reduce the size of Class I directors to the number of remaining nominees, for whom the proxies will be voted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT MESSRS. JOHNSON, LASZEWSKI AND MATHISEN TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2008 ANNUAL MEETING OF SHAREHOLDERS.

Directors Continuing in Office

There are four directors whose present term of office will continue until 2006 or 2007, as indicated below, and until their respective successors are duly elected and qualified.  Each has served continuously since 2004, the year each joined the Corporation’s Board.

Class II (to serve until the 2006 annual meeting of shareholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since

Scott H. DeLong III, 56	2004

Senior Vice President & Chief Financial Officer of the Corporation (since 2004); formerly self employed, devoting most of his professional time and efforts to the Corporation’s purchase of Kanawha Insurance Company and the completion of the Corporation’s initial public offering (2001-2004); former Vice President, Corporate Development of ReliaStar Financial Corp. (1998-2000); former Vice President and Corporate Actuary of ReliaStar Financial Corp. (1990-1998).

James J. Ritchie, 50	2004

Retired (since 2003); former Chief Financial Officer of OneBeacon Insurance Company, a subsidiary of White Mountains Insurance Group, Ltd. (2001-2003); former Chief Financial Officer of CIGNA International, a subsidiary of CIGNA Corporation (1998-2001); former Vice President and General Auditor of CIGNA Corporation (1995-1998); former Chief Financial Officer and Chief of Staff, Europe, Middle East and Africa of CIGNA Corporation (1992-1995); Director of Ceres Group, Inc. and Quanta Capital Holdings, Ltd.

Class III (to serve until the 2007 annual meeting of shareholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since

John H. Flittie, 68	2004

Actuarial Consultant (since 2002); former Adjunct Professor, Graduate School of Business, University of St. Thomas, St. Paul, Minnesota (1999-2002); former President and Chief Operating Officer of ReliaStar Financial Corp. (1985-1999); Director of Medica Holding Company.

Kenneth U. Kuk, 58	2004

Chairman, President & Chief Executive Officer of the Corporation (since 2004); formerly self-employed, devoting most of his professional time and efforts to the Corporation’s purchase of Kanawha Insurance Company and the completion of the Corporation’s initial public offering (2001-2004); former Executive Vice President of ReliaStar Worksite Financial Services, a unit of ReliaStar Financial Corp. (1998-2001); former Senior Vice President, Strategic Development of ReliaStar Financial Corp. (1996-1998).

The Corporation is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices.  The Corporate Governance Guidelines, the charters for the Audit, Compensation, and Corporate Governance and Nominating Committees, as well as the Code of Business Conduct and Ethics applicable to the Corporation’s Chief Executive Officer and Chief Financial Officer, are available on the Corporation’s Internet website at http://www.kmgamerica.com.  The Corporation will also provide printed copies of these materials to any shareholder, upon request to KMG America Corporation, 12600 Whitewater Drive, Suite 150, Minnentonka, Minnesota 55343, Attention: Corporate Secretary.

The Corporation was not a public company from its formation on January 21, 2004, through the closing of its initial public offering on December 21, 2004.  The Board consisted of one director, Mr. Kuk, from the formation of the Corporation through the completion of the Corporation’s initial public offering.  The Board consisted of seven directors, Messrs. DeLong, Flittie, Johnson, Kuk, Laszewski, Mathisen and Ritchie, from the completion of the Corporation’s initial public offering on December 21, 2004, through the end of fiscal 2004.  During fiscal 2004, there were no meetings of the Board or its committees, and all Board actions were taken by unanimous written consent of the Board prior to the closing of the Corporation’s initial public offering.

The Board has standing Executive, Audit, Compensation, and Corporate Governance and Nominating Committees.

Members of the Executive Committee are Messrs. Kuk (Chairman), DeLong and Johnson.  The Executive Committee has the same powers as the Board.  During the intervals between meetings of the Board, the Executive Committee may exercise all of the powers of the Board in the management and control of the Corporation’s business.  All actions taken by the Executive Committee are reported at the Board’s first meeting after the action is taken.  The Executive Committee has not held any meetings in 2005.

Members of the Audit Committee are Messrs. Flittie (Chairman), Laszewski and Ritchie.  The functions of the Audit Committee are described under “Audit Committee Report” below.  The Corporation prohibits the members of its Audit Committee from serving on the audit committees of more than three other public companies.  Mr. Ritchie serves on two other public companies’ audit committees.  The Board has determined that each of the Audit Committee members is “independent” as defined under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934 and in the listing standards of the New York Stock Exchange.  The Board has also determined that Messrs. Flittie and Ritchie are “audit committee financial experts,” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002.  The Audit Committee has held three meetings in 2005.

Members of the Compensation Committee are Messrs. Laszewski (Chairman), Mathisen and Ritchie.  The functions of the Compensation Committee are described under “Compensation Committee Report on Executive Compensation” below.  The Board has determined that each of the Compensation Committee members are “independent,” as defined under the listing standards of the New York Stock Exchange.  The Compensation Committee has held two meetings in 2005.

Members of the Corporate Governance and Nominating Committee are Messrs. Mathisen (Chairman), Flittie and Laszewski.  The Corporate Governance and Nominating Committee’s responsibilities are described in its charter, and include annually reviewing the attendance, performance and compensation of the directors, and making recommendations to the Board regarding director compensation and nominees who meet criteria approved by the Board for election to the Board.  The Committee also oversees implementation of the Corporation’s Corporate Governance Guidelines, which were adopted by the Board.  The Board has determined that each of the Corporate Governance and Nominating Committee members are “independent,” as defined under the listing standards of the New York Stock Exchange.  The Corporate Governance and Nominating Committee, after consideration of the recommendation of the Chairman, President & Chief Executive Officer of the Corporation, recommended to the Board the nominees for Class I director.  The Corporate Governance and Nominating Committee has held one meeting in 2005.

Shareholders entitled to vote for the election of directors may recommend candidates for consideration by the Corporate Governance and Nominating Committee as nominees for election as directors of the Corporation.  Notice of recommendations for nominees made by shareholders with respect to the 2006 annual meeting must be received in writing by the Secretary of the Corporation no earlier than February 2, 2006, and no later than February 27, 2006, and must set forth (i) the name, age, business address and, if known, residence address of each such person, (ii) the principal occupation or employment of each such person and (iii) the number of shares of capital stock of the Corporation beneficially owned by each such person.  The Corporate Governance and Nominating Committee evaluates all director candidates, including those director candidates recommended by shareholders, in accordance with the director qualification standards set forth in the Corporation’s Corporate Governance Guidelines, as amended from time to time, and considers the skills and characteristics of individual Board members and candidates as well as the composition of the Board as a whole.  In addition, the Committee considers a candidate’s past experience relevant to significant issues facing the Corporation, in areas such as finance, marketing, technology and insurance-specific issues.  Additional information about director candidate qualifications is contained in the Corporation’s Corporate Governance Guidelines.

The Board has reviewed the relationships of the directors with the Corporation.  The Board has determined that, with the exceptions of Messrs. DeLong, Johnson and Kuk, who are executive officers of the Corporation, none of the directors have relationships with the Corporation and no other circumstances exist that, in the opinion of the Board, will interfere with the exercise of their independent judgment in carrying out the responsibilities of a director of the Corporation.  Therefore, the Board determined that all such directors are “independent” as defined under the listing standards of the New York Stock Exchange.

As required by the Corporation’s Corporate Governance Guidelines, the non-management directors meet at least quarterly in executive session, usually in conjunction with, but separate from, regular Board meetings, and the independent directors meet at least annually.  A discussion leader presides over all meetings of the non-management and independent directors.  The discussion leader position rotates from meeting to meeting among the chairman of each of the independent Board Committees in the following order: Corporate Governance and Nominating, Compensation and Audit.  Neither the non-management directors nor the independent directors met in separate executive sessions in 2004, but the non-management directors and the independent directors have met in executive session two times in 2005.  Shareholders and other interested persons may contact the discussion leader of the next regular meeting of non-management directors in writing at KMG America Corporation, 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, Attention: Non-Management Directors’ Discussions Leader, c/o Corporate Secretary.  The Corporate Secretary will deliver all such correspondence received between the meetings of the non-management directors to the discussion leader of the next meeting of non-management directors that coincides with a regular Board meeting.

The Corporation’s policy is that all directors attend the annual meeting of shareholders.

Compensation of Directors

The Corporation’s non-employee directors are paid an annual retainer of $20,000, and cash fees of $1,500 per meeting attended in person or $750 per meeting attended by telephone; provided, however, that if a director attends more than one meeting on a particular day, the director shall only receive one meeting fee for the meetings attended on that day.  All of the Corporation’s directors are reimbursed for reasonable out-of-pocket expenses they incur in attending Board and committee meetings.  In addition, the Audit Committee Chairman receives an annual retainer of $7,500.  Members of the Board who are also employees of the Corporation do not receive any additional compensation for serving on the Board.

The Corporation’s non-employee and employee directors are eligible to receive stock options, stock appreciation rights, performance shares, stock awards and/or restricted stock awards under the Corporation’s 2004 Equity Incentive Plan.

On December 15, 2004, each of the Corporation’s four non-employee directors were granted an option to purchase 1,500 shares of Common Stock at an exercise price equal to $9.50 per share, the initial public offering price of the Common Stock.  These options have a term of ten years and will vest and become exercisable with respect to one-fourth of the underlying shares of the Common Stock on the first, second, third and fourth anniversaries, respectively, of the date of grant; provided, however, that such options are exercisable with respect to 100% of the underlying shares of Common Stock subject to such options upon (i) termination of the director’s service by the Corporation or the Board, other than a termination for “Cause” or any resignation by the director without “Good Reason,” following a “Change in Control,” (ii) a termination of the director’s service by the Corporation without Cause, (iii) a termination of the director’s service by the director for Good Reason, (iv) a termination of the director’s service due to the director’s death, or (v) a termination of the director’s service due to the “Disability” of the director.  Such directors forfeit such options with respect to all underlying shares of Common Stock for which such options have not vested and become exercisable if the director’s service is terminated for Cause or the director terminates his service for other than Good Reason.  The options are not exercisable any later than 90 days after the termination of the director’s service.  The terms “Cause,” “Good Reason,” “Change in Control,” and “Disability,” as used in this paragraph, are as defined in the Corporation’s 2004 Equity Incentive Plan.

Also on December 15, 2004, (i) options to purchase 310,000 shares of Common Stock, were granted to Mr. Kuk, who is a director and the Corporation’s Chairman, President & Chief Executive Officer, (ii) options to purchase 155,000 shares of Common Stock were granted to Mr. DeLong, who is a director and the Corporation’s Senior Vice President & Chief Financial Officer, and (iii) options to purchase 120,000 shares of Common Stock were granted to Mr. Johnson, who is a director and the President and Chief Executive Officer of Kanawha Insurance Company, the Corporation’s primary operating subsidiary (“Kanawha”).  The terms of the options granted to Messrs. Kuk and Johnson are described below under “Agreements with Named Officers - Employment Agreements.”  The terms of the options granted to Mr. DeLong are identical to the terms of the options granted to R. Dale Vaughan, President of Kanawha, which are described in this report under “Agreements with Named Officers - Employment Agreements.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 1, 2005 (unless otherwise indicated), the direct and indirect beneficial ownership of Common Stock by:  each director; each nominee for director; each officer named in the Summary Compensation Table (who are the Corporation’s CEO and its four other most highly compensated officers in the year ended December 31, 2004 (the “Named Officers”)); all directors, nominees for director and Named Officers as a group; and all persons beneficially owning more than 5% of the outstanding Common Stock.

Name	Sole Voting and Investment Power	Other	Aggregate Shares Owned		Aggregate Percentage Owned(1)
Kenneth U. Kuk	320,241	0	320,241		1.5%
Scott H. DeLong III	98,006	0	98,006
John H. Flittie	3,000	0	3,000
Norman E. Hill	0	0	0
Stanley D. Johnson	25,000	0	25,000
Robert L. Laszewski	0	0	0
Dennis M. Mathisen	30,000	0	30,000
Robert E. Matthews	1,000	0	1,000
James J. Ritchie	2,631	2,631	5,262	(2)
R. Dale Vaughan	0	0	0
All Directors, Nominees for Director, Named Officers and Executive Officers as a Group (11 persons)(3)	514,676	2,631	517,307		2.3%
Becker Capital Management, Inc.(4) 1211 SW Fifth Avenue, Suite 2185, Portland, OR 97204	1,228,400	122,400	1,350,800		6.1%
Deutsche Bank AG(5) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	1,315,700	0	1,315,700		6.0%
Jeffrey L. Feinberg(6) c/o JLF Asset Management, L.L.C. 2775 Via de la Valle, Suite 204 Del Mar, CA 92014	0	1,277,200	1,277,200		5.8%
Hotchkis and Wiley Capital Management, LLC(7) 725 South Figueroa Street, 39th Floor, Los Angeles, CA 90017-5439	1,256,200	419,600	1,675,800		7.6%
RS Investment Management Co. LLC(8) 388 Market Street, Suite 200 San Francisco, CA 94111	0	1,053,380	1,053,380		4.8%
Wasatch Advisors, Inc.(9) 150 Social Hall Avenue, Suite 400, Salt Lake City, UT 84111	1,453,593	0	1,453,593		6.6%

(1)                      Except as indicated, each person or group beneficially owns less than 1% of the outstanding Common Stock.  Calculations based on 22,071,641 shares of Common Stock outstanding as of December 31, 2004.

(2)                      Includes shares owned by Mr. Ritchie’s spouse.  These shares may be deemed to be beneficially owned by Mr. Ritchie under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

(3)                      In addition to the ownership data for the directors, nominees for director and Named Officers set forth above, ownership data includes 34,798 shares owned by Thomas D. Sass, an executive officer.  Ownership data does not include data for James E. Nelson, an executive officer who was not an employee of the Corporation on or prior to March 1, 2005, the date for which ownership data is provided.

(4)                      As reported in a Schedule 13G, dated February 4, 2005, Becker Capital Management, Inc. (“Becker”) reported beneficial ownership of 1,350,800 shares of Common Stock.  Becker reported that it has the sole power to vote or direct the vote of 1,228,400 of such shares and has the sole power to dispose of or direct the disposition of 1,350,800 of such shares.  Becker reported that all such shares are owned by advisory clients of Becker, and Becker disclaims beneficial ownership of all such shares.

(5)                      As reported in a Schedule 13G, dated February 11, 2005, Deutsche Bank AG reported beneficial ownership of 1,315,700 shares of Common Stock.  Deutsche Bank reported that it has sole voting and investment power with respect to all such shares.

(6)                      As reported in a Schedule 13G/A, dated February 4, 2005, Jeffrey L. Feinberg and JLF Asset Management, L.L.C. (collectively, “JLF”) reported beneficial ownership of 1,277,200 shares of Common Stock.  JLF reported shared voting and investment power with respect to all such shares.  JLF reported that all such shares are held by accounts managed by JLF or entities to which JLF serves as the management company or investment manager.

(7)                      As reported in a Schedule 13G, dated February 10, 2005, Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) reported beneficial ownership of 1,675,800 shares of Common Stock.  Hotchkis reported that it has sole power to vote or direct the vote of 1,256,200 of such shares and sole power to dispose of or direct the disposition of 1,675,800 of such shares.

(8)                      As reported in a Schedule 13G, dated February 14, 2005, RS Investment Management Co. LLC and RS Investment Management, L.P. (collectively, “RS”) reported beneficial ownership of 1,053,380 shares of Common Stock.  RS reported shared voting and investment power with respect to all such shares.

(9)                      As reported in a Schedule 13G, dated February 14, 2005, Wasatch Advisors, Inc. (“Wasatch”) reported beneficial ownership of 1,453,593 shares of Common Stock.  Wasatch reported that it has sole voting and investment power with respect to all such shares.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Prior to the completion of the Corporation’s initial public offering, the Board consisted of one director, Mr. Kuk, who is also the Chairman, President & Chief Executive Officer of the Corporation.  The Board’s objective was to attract, retain and motivate highly qualified executive officers and significant employees to serve as the Corporation’s initial executive management team and contribute to the creation of shareholder value.  To accomplish this objective, the Board caused the Corporation to enter into employment agreements with its executive officers, including Mr. Kuk.  The terms of those employment agreements are discussed below under “Employment Agreements” and are intended to provide strong financial incentives to the Corporation’s executive officers, at a reasonable cost to the Corporation and its shareholders.  In determining compensation under these employment agreements, the Board considered the compensation paid to similarly situated officers at Kanawha, the Corporation’s predecessor and primary operating subsidiary, and public companies deemed by the Board to be comparable to the Corporation.

The Corporation’s Compensation Committee assumed responsibility for executive officer compensation matters upon the completion of the Corporation’s initial public offering, and the Corporation’s executive compensation programs have been administered by the Compensation Committee since the completion of the Corporation’s initial public offering.  The Compensation Committee is composed of the individuals listed below.  The Compensation Committee recommends the salary level and annual incentive awards for the Corporation’s Chief Executive Officer (“CEO”), approves salary levels and annual incentive awards for the Corporation’s other officers and key employees and administers the Corporation’s 2004 Equity Incentive Plan.  Because the Corporation was not a public company until December 21, 2004, the Compensation Committee did not meet in 2004 and did not utilize an independent compensation consultant for advice with respect to executive compensation matters in fiscal 2004.

Overview of Compensation Philosophy.

The Compensation Committee’s policy is to devise and implement compensation for officers and employees commensurate with their position and determined with reference to performance and compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to the Corporation.

Components of Executive Compensation.

The Compensation Committee’s compensation methodology utilizes three components: (1) base salary, (2) annual incentive compensation and (3) long-term incentive compensation.  These components provide elements of fixed income and variable compensation that are linked to the achievement of individual and corporate goals and the enhancement of value to the Corporation’s shareholders.

Base Salary.  Base salary represents the fixed component of the Corporation’s executive compensation system.  Officers and key employees receive salaries that are within a range established by the Compensation Committee for their respective positions based on the comparative analysis described above.  Where the salary of each officer and key employee falls within the salary range is based on a determination of the level of experience that the employee brings to the position and how successful the employee has been in achieving set goals.  Salary adjustments are based on a similar evaluation, a comparison of adjustments made by companies which the Compensation Committee deems to be comparable to the Corporation and any necessary inflationary adjustments.

Annual Incentives.  Annual incentives exist in the form of bonuses available to each officer and key employee as a means of linking compensation to objective performance criteria that are within the control of the employee.  The actual amount of incentive bonus for fiscal 2004 received by each of the Corporation’s executive officers (other than Messrs. Kuk and Vaughan) was determined by employment agreements approved by the Board prior to the Corporation’s initial public offering.  The amounts of incentive bonuses for 2005 and subsequent years will be determined by the Compensation Committee.  Incentive bonuses may be paid in cash, Common Stock, stock options, stock appreciation rights, restricted stock, performance shares and incentive shares under the 2004 Equity

Incentive Plan.  To motivate executives to increase their ownership of Common Stock, the Compensation Committee may approve that officers and key employees receive all or a portion of their bonuses in Common Stock, stock options, restricted stock, performance shares and incentive shares under the 2004 Equity Incentive Plan.

Long-Term Incentives.  The third component of executive compensation is targeted toward providing rewards for long-term performance.  The Compensation Committee believes that long-term incentives are important to motivate and reward the Corporation’s officers and key employees for maximizing shareholder value.  Long-term incentives are provided primarily by grants of stock options, stock awards and stock appreciation rights under the 2004 Equity Incentive Plan, which is administered by the Compensation Committee and, with respect to certain employees, by the Corporation’s CEO pursuant to authority delegated by the Compensation Committee.  The purpose of the 2004 Equity Incentive Plan is to assist the Corporation in attracting and retaining qualified personnel, by enabling such personnel to participate in the future success of the Corporation and to align their interests with those of the Corporation and its shareholders.  In fiscal 2004, the Corporation granted 1,246,000 stock options as long-term incentives to attract new officers and employees and to incentivize high performance by officers of Kanawha.

Base Compensation and Bonuses.

The Board, prior to the Corporation’s initial public offering, approved the payment of annual base salaries for fiscal year 2004 to the Named Officers (except Mr. Hill), being the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation, effective December 21, 2004, as follows:

Named Executive Officer	Annual Base Salary

Kenneth U. Kuk,
Chairman, President & Chief Executive Officer	$450,000
Norman E. Hill,
Executive Vice President & Chief
Actuary of Kanawha	$215,053	(1)
Stanley D. Johnson,
Chairman and Chief Executive Officer of
Kanawha	$426,084
Robert E. Matthews,
Executive Vice President, Chief Financial Officer
and Treasurer of Kanawha.	$187,500
R. Dale Vaughan,
President and Chief Operating Officer
of Kanawha.	$199,500

(1)  Mr. Hill’s 2004 annual base salary was not considered by the Corporation’s Compensation Committee because it is expected that Mr. Hill will retire in 2005.  Mr. Hill’s employment agreement expired on December 31, 2004, and has not been renewed.  Currently, Mr. Hill is an at-will employee of Kanawha with a 2005 annual base salary of $223,600.

The Compensation Committee will determine annually a bonus program for the Corporation’s officers, with any future stock bonus awards to be issued to the executive officers through the 2004 Equity Incentive Plan.

2004 CEO Compensation.

During 2004, the Board caused the Corporation to enter into an employment agreement with Mr. Kuk, the Corporation’s CEO, which provides for an annualized 2004 base salary of $450,000, which amount is subject to annual increase as described under “Employment Agreements.”  The Board concluded that this initial CEO base salary was appropriate after considering the compensation paid to the CEO at Kanawha, the Corporation’s predecessor and primary operating subsidiary, and the CEOs of public companies deemed by the Board to be comparable to the Corporation.  The Compensation Committee approved a discretionary 2004 annual bonus of $112,500 to Mr. Kuk, equal to 25% of his annual base salary, which is consistent, on a percentage of base salary basis, with the 2004 bonuses awarded to many of the other executive officers of the Corporation pursuant to their employment agreements.  Because the Corporation was not a public company until December 21, 2004, the CEO’s fiscal 2004 compensation was not affected by the performance of the Corporation.

The Compensation Committee intends to apply the compensation methodology discussed above to Mr. Kuk and the Corporation’s other executive officers in 2005.

This report has been submitted by the members of the Compensation Committee for fiscal 2004.

Compensation Committee

Robert L. Laszewski, Chairman

Dennis M. Mathisen

James J. Ritchie

Agreements with Named Officers

The Corporation has entered into the following agreements with the Named Officers.

Employment Agreements.

Employment Agreement with Kenneth U. Kuk

Concurrently with the closing of the Corporation’s initial public offering, the Corporation entered into an employment agreement with Kenneth U. Kuk. Mr. Kuk’s employment agreement will expire on December 31, 2007, unless further extended or sooner terminated. Beginning on January 1, 2005, and on the first day of each calendar month thereafter, the term of Mr. Kuk’s employment agreement has and will automatically extend for one additional month, unless the Corporation or Mr. Kuk provides the other with 90 days’ written notice of non-renewal.

Mr. Kuk’s fiscal 2004 annual base salary was $450,000 and increased by five percent, to $472,500 on January 1, 2005.  Effective each January 1 beginning January 1, 2006, Mr. Kuk will receive a minimum percentage increase equal to the increase in the consumer price index for the preceding year.

According to his employment agreement, Mr. Kuk is eligible to receive an annual cash incentive bonus pursuant to the performance bonus plan adopted by the Compensation Committee each year, not to exceed 200 percent of his then current base salary.

Mr. Kuk’s employment agreement also provides that he is eligible to participate in the Corporation’s 2004 Equity Incentive Plan.  On December 15, 2004, Mr. Kuk received options issued under the 2004 Equity Incentive Plan to purchase 310,000 shares of Common Stock.  The exercise price for these options is the initial public offering price of Common Stock, $9.50 per share.  The options have a term of 10 years and will vest and become exercisable with respect to one-third of the underlying shares on the first, second and third anniversaries of the date of grant; provided, however, that Mr. Kuk will be 100% vested in all outstanding option awards and any other unvested equity incentive awards he holds as of the termination date upon (1) any termination of Mr. Kuk’s employment by the Corporation or the Board, other than a termination for “cause,” or any resignation by Mr. Kuk with or without “good reason” following a change of control, (2) a termination by the Corporation without cause, (3) a termination by him for good reason or following receipt from the Corporation of a notice of non-renewal or (4) his death or disability (as such term is defined in the employment agreement), and he will forfeit all unvested options and any other unvested equity incentive awards he holds as of the termination date if he is terminated by the Corporation for cause or if he terminates his employment for other than good reason (as such terms are defined in the employment agreement).

Mr. Kuk’s employment agreement also provides that the Corporation will reimburse him for his (1) fees for professional organizations reasonably related to the life and health insurance industry, (2) personal financial advisory expenses of $15,000 in 2004 and $5,000 per year in subsequent years, and (3) dues for club memberships in the amount of $10,000 per year.  Upon the closing of its initial public offering, the Corporation reimbursed Mr. Kuk for personal financial advisory expenses of $15,000 in 2004 and all documented out-of-pocket expenses incurred by him in connection with the organization of the Corporation and that offering, and paid Mr. Kuk $0.6 million as reimbursement for undocumented out-of-pocket expenses incurred by him in connection with the organization of the Corporation, including its initial public offering and the Kanawha acquisition.

Mr. Kuk’s employment agreement provides that he is to devote substantially all of his business time to the Corporation’s operations (except as the Corporation otherwise agrees, including on behalf of any of the Corporation’s subsidiaries); provided, however, that he is not precluded from serving as a director or trustee of any other firm or from pursuing real estate investments and other personal investments, as long as those activities do not interfere with the performance of his duties or violate the non-competition provisions in his employment agreement. Mr. Kuk’s employment agreement permits the Corporation to terminate his employment with appropriate notice for or without “cause.”  “Cause” is generally defined to mean:

•                                          committing fraud or misappropriating, stealing or embezzling funds or property from the Corporation or its affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on behalf of the Corporation or its affiliates;

•                                          knowingly violating or breaching any material law or regulation to the material detriment of the Corporation or its affiliates;

•                                          conviction of a felony in a final non-appealable judgment, or the entry of a plea of guilty or nolo contendere to a felony, which is likely to cause material harm to the Corporation’s business, customer or supplier relations, financial condition or prospects;

•                                          willful failure to perform his material duties under the employment agreement that continues for a period of 30 days after written notice; or

•                                          the breach of any non-competition, non-disclosure or non-solicitation agreement between him and the Corporation that causes or is reasonably likely to cause material harm to the Corporation.

In addition, Mr. Kuk has the right under his employment agreement to resign for “good reason” in the event of (a) an assignment to him of any material duties inconsistent with his position or a substantial adverse alteration in the nature or status of his responsibilities without his consent; (b) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Corporation without his consent; (c) a failure on the Corporation’s part to comply with any material provision of his employment agreement that is not cured within 30 days after written notice to the Corporation; (d) any failure on the Corporation’s part to pay his base salary or any incentive bonus to which he is entitled under the Corporation’s bonus plan that, in either case, is not cured within ten days after written notice to the Corporation, or any failure of the Corporation’s Compensation Committee to approve a bonus plan for any fiscal year; (e) the relocation of the Corporation’s principal place of business outside of a fifty mile radius of Minneapolis, Minnesota without his consent; or (f) the failure of the Board to nominate him as a director and as chairman and any failure of the Corporation’s shareholders to reelect him as a director and as chairman and any removal by the Corporation’s shareholders or the Board of him from his positions as a director and as chairman of the Board, other than for cause; provided, however, that at any time any applicable law, rule or regulation of any applicable governmental authority or self regulatory organization, stock exchange or other over-the-counter exchange on which the Common Stock may be listed from time to time, prohibits the chief executive from also being chairman of the Board, “good reason” will not include the failure to nominate or elect him as chairman of the Board.

Pursuant to his employment agreement, Mr. Kuk receives six weeks of paid vacation annually and various other customary benefits.  The employment agreement also provides that he is eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with his position.  Participation in employee benefit plans is subject to the terms of such benefit plans as in effect from time to time.  The Corporation has the right to obtain a key man life insurance policy for the Corporation’s benefit on the life of Mr. Kuk.  Pursuant to his employment agreement, the Corporation is obligated to purchase life insurance on the life of Mr. Kuk with a death benefit of at least four times his base salary with Mr. Kuk as the owner of the policy and beneficiaries designated by him.

If Mr. Kuk’s employment is terminated for “cause” or he resigns other than for “good reason,” the Corporation will pay him his full base salary through the date of termination and reimburse him for all reasonable and customary expenses associated with his employment by the Corporation through the date of termination.  If however, the Corporation terminates him without cause (other than for death or disability) or he terminates his employment for good reason, the Corporation is obligated to pay him (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which he is entitled as of the date of termination under any compensation plan or program of the Corporation, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus the maximum annual bonus that he could earn during the current fiscal year multiplied by (2) the lesser of (A) three or (B) the quotient equal to the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits specified in his employment agreement.

In the event the Corporation delivers to Mr. Kuk a notice of non-renewal of his employment agreement, Mr. Kuk has the right to resign at any time during the remainder of his employment term and the Corporation is obligated to pay (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which Mr. Kuk is entitled as of the date of termination under any compensation plan or program of the Corporation, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus the maximum annual bonus that he could earn during the current fiscal year multiplied by (2) the lesser of (A) three or (B) the quotient equal to the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement.  The Corporation’s obligation to make payments to Mr. Kuk in the event of termination of his employment as described in (b) above is conditioned on his delivery to the Corporation of a general release of all claims against the Corporation.

Upon any termination of Mr. Kuk’s employment, other than a termination for “cause,” following a change in control of the Corporation, all of the options, restricted stock awards and any other equity awards granted to Mr. Kuk will become fully vested, unrestricted and exercisable as of the date of termination.

The Corporation has also agreed that if any payments or benefits Mr. Kuk receives under his employment agreement are determined to be subject to an excise or similar tax, the Corporation will provide him with such additional compensation as is necessary to place him in the same after-tax position as he would have been in had such tax not been incurred.

During Mr. Kuk’s employment with the Corporation and for an 18-month period after termination of his employment for any reason (other than a resignation following receipt by Mr. Kuk of a notice of non-renewal, in which case the period shall be 12 months after termination), he has agreed not to compete with the Corporation by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a principal line of business in which the Corporation engages, or a line of business that the Corporation plans to enter, in any state where the Corporation conducts or intends to conduct business.  In addition, during his employment with the Corporation and for an 18-month period after termination of his employment for any reason (other than a resignation following receipt by Mr. Kuk of a notice of non-renewal, in which case the period shall be 12 months after termination), he has agreed (1) not to solicit or induce anyone to leave the Corporation’s employ or to hire any employee of the Corporation; (2) not to solicit or induce any customer or client of the Corporation to cease doing business with the Corporation or to do business with Mr. Kuk or otherwise interfere with the Corporation’s relationship with such persons; or (3) not to solicit or induce any supplier, licensee, or consultant to cease doing business with the Corporation or otherwise interfere with the Corporation’s relationship with such persons.

Employment Agreements with Named Officers other than Kenneth U. Kuk and Norman E. Hill

Concurrently with the closing of the initial public offering, the Corporation and Kanawha entered into employment agreements with Stanley D. Johnson, Robert E. Matthews and R. Dale Vaughan, each of whom render services primarily as Kanawha officers.  Norman E. Hill is not party to an employment agreement, but rather is an at-will employee of Kanawha.  Consequently, the following discussion of Named Officers’ employment agreements does not apply to Mr. Hill.  Except as noted, the terms of the Named Officers’ employment agreements are materially identical.  These employment agreements will expire on December 31, 2007, unless further extended for one additional year at the Corporation’s option upon written notice to the Named Officers by October 31, 2005, or sooner terminated.

These employment agreements provide the following fiscal 2004 annual base salaries: Mr. Johnson, $426,084; Mr. Matthews, $187,500; and Mr. Vaughan, $199,500.  Each of these base salaries may not be decreased during the terms of the employment agreements.  The Compensation Committee, after taking into account the recommendations of the CEO, determines whether these base salaries should be increased at least one time each year during the terms of the employment agreements.

According to their employment agreements, the Named Officers are eligible to receive an annual cash incentive bonus pursuant to a performance bonus plan to be adopted by the Compensation Committee each year, not to exceed 100% of their respective base salaries.  Pursuant to his employment agreement, Mr. Johnson received a cash incentive bonus of $200,000 for the year ended December 31, 2004.

The employment agreements provide that the Named Officers are eligible to participate in the Corporation’s 2004 Equity Incentive Plan.  In addition, on December 15, 2004, Mr. Johnson, Mr. Matthews and Mr. Vaughan received options issued under the 2004 Equity Incentive Plan to purchase 120,000, 31,500, and 40,000 shares of Common Stock, respectively.  The exercise price for these options is the initial public offering price of the Common Stock, $9.50 per share.  The options have a term of 10 years and will vest and become exercisable with respect to one-fourth of the underlying shares on the first, second, third and fourth anniversaries of the date of grant; provided, however, that (a) the Named Officer will be 100% vested in all outstanding option awards and any other unvested equity incentive awards he holds as of the termination date and will be permitted to exercise all vested option awards only during the 90-day period following such accelerated vesting upon (1) any termination of the Named Officer’s employment by the Corporation or the Board, other than a termination for “cause,” or any resignation by the Named Officer with or without “good reason” following a change of control, (2) a termination by the Corporation without cause, (3) a termination by the Named Officer for good reason or (4) the Named Officer’s death or disability (as such term is defined in the employment agreements) and (b) the Named Officer will forfeit all unvested options and any other unvested equity incentive awards he holds as of the termination date if he is terminated by the Corporation for cause or if he terminates his employment for other than good reason (as such terms are defined in the employment agreements).  In addition, Mr. Johnson’s agreement provides that he may, following his 65th birthday, retire upon 30 days’ notice and become 100% vested in any remaining unvested portion of his initial grant of 120,000 stock options.

The employment agreement for Mr. Johnson also requires the Corporation to reimburse him for personal financial advisory expenses of $10,000 for fiscal 2004 and $5,000 for subsequent years.  In addition, the Corporation is required to reimburse Messrs. Johnson and Vaughan for the actual cost of club memberships up to $7,500 per year.

These agreements provide that the Named Officers agree to devote substantially all of their business time to the Corporation’s operations (except as the Corporation otherwise agrees, including on behalf of any of the Corporation’s subsidiaries); provided, however, that the Named Officers are not precluded from serving as a director or trustee in any other firm or from pursuing real estate investments and other personal investments, as long as those activities do not interfere with the performance of the Named Officer’s duties or violate the non-competition provisions in the agreements. These employment agreements permit the Corporation to terminate the Named Officers’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•                                          committing fraud or misappropriating, stealing or embezzling funds or property from the Corporation or the Corporation’s affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on the Corporation’s behalf or on behalf of the Corporation’s affiliates;

•                                          knowingly violating or breaching any material law or regulation to the material detriment of the Corporation or the Corporation’s affiliates;

•                                          conviction of a felony in a final, non-appealable judgment, or the entry of a plea of guilty or nolo contendere to a felony, which is likely to cause material harm to the Corporation’s business, customer or supplier relations, financial condition or prospects;

•                                          willful failure to perform his material duties under the employment agreement that continues for a period of 30 days after written notice; or

•                                          the breach of any non-competition, non-disclosure or non-solicitation agreement between the Named Officer and the Corporation that causes or is reasonably likely to cause material harm to the Corporation.

In addition, Named Officers have the right under their employment agreements to resign for “good reason” in the event of (a) a material reduction in employee benefits other than a reduction generally applicable to similarly situated officers of the Corporation without the consent of the Named Officer; (b) a failure on the Corporation’s part to comply with any material provision of the employment agreement that is not cured within 30 days after written notice to the Corporation; (c) any failure on the Corporation’s part to pay the Named Officer’s base salary or any incentive bonus to which the Named Officer is entitled under the Corporation’s bonus plan that, in either case, is not cured within ten days after written notice to the Corporation, or any failure of the Corporation’s compensation committee to approve a bonus plan for any fiscal year; (d) the relocation of Kanawha’s principal place of business to which the Named Officer is assigned outside of a fifty mile radius of such location without the consent of the Named Officer; or (e) the assignment to the Named Officer of material duties inconsistent with the Named Officer’s position or a substantial adverse reduction in the nature or status of the Named Officer’s responsibilities.

Pursuant to their employment agreements, the Named Officers receive four weeks of paid vacation annually (except Mr. Johnson, who receives five weeks of paid vacation annually) and various other customary benefits.  The employment agreements also provide that the Named Officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position.  Participation in employee benefit plans is subject to the terms of such benefit plans as in effect from time to time.  The Corporation has the right to obtain a key man life insurance policy for the Corporation’s benefit on the life of each of the Named Officers.

The employment agreements provide that if a Named Officer’s employment is terminated for “cause” or the Named Officer resigns other than for “good reason,” the Corporation will pay the Named Officer his full base salary through the date of termination and reimburse the Named Officer for all reasonable and customary expenses associated with his employment by the Corporation through the date of termination.  If, however, the Corporation terminates the Named Officer without cause (other than for death or disability) or the Named Officer terminates his employment for good reason, the Corporation is obligated to pay him (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which the Named Officer is entitled as of the date of termination under any compensation plan or program of the Corporation, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (1) the sum of the Named Officer’s base salary in effect as of the date of termination plus the Named Officer’s average annual bonus earned in the last two fiscal years multiplied by (2) the quotient equal to the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement.  The Corporation’s obligation to make payments to a Named Officer upon termination of the Named Officer’s employment as described in (b) above is conditioned on the Named Officer’s delivery to the Corporation of a general release of all claims against the Corporation.

The employment agreements provide that upon any termination of the Named Officer’s employment, other than a termination for “cause,” following a change in control of the Corporation, all of the options, restricted stock awards and any other equity awards granted to such Named Officer will become fully vested, unrestricted and exercisable as of the date of termination.  In general terms, a change of control of the Corporation will be deemed to occur:

•                                          if a person or entity, acting alone or as part of a “group” within the meaning of Section 13(d) of the Exchange Act, acquires more than 50% of the Corporation’s then outstanding voting securities;

•                                          if a transfer of all or substantially all of the Corporation’s total assets on a consolidated basis has occurred;

•                                          if a merger, consolidation, or statutory share exchange (unless the holders of the Corporation’s voting shares immediately prior to the transaction have at least 50% of the combined voting power of the securities in the surviving entity resulting from the transaction or its parent) has occurred;

•                                          upon the liquidation, dissolution, sale or disposition of all or substantially all of the Corporation’s assets;

•                                          if a majority of the independent members of the Corporation’s board of directors determines in good faith that a change in control of the Corporation has occurred; or

•                                          if the Corporation’s continuing directors cease for any reason to constitute a majority of the members of the Board (for this purpose, “continuing director” is defined as any member of the Board (1) who was a member of the Board on the closing date of the initial public offering or (2) whose nomination for election to the Board was recommended or approved by a majority of the continuing directors).

The Corporation has also agreed that if any payments or benefits the Named Officer receives under his employment agreement are determined to be subject to an excise or similar tax, the Corporation will provide him with such additional compensation as is necessary to place him in the same after-tax position as he would have been in had such tax not been incurred.

The employment agreements provide that during a Named Officer’s employment with the Corporation and for a period after termination of a Named Officer’s employment equal to the number of months remaining in the initial term of the Named Officer’s agreement, for any reason, each of the Named Officers has agreed not to compete with the Corporation by working with or investing in (subject to limited exceptions) any enterprise engaged in a principal line of business in which the Corporation engages, or a line of business that the Corporation plans on entering, in any state where the Corporation conducts or intends to conduct business.  In addition, during a Named Officer’s employment with the Corporation and for a period after termination of a Named Officer’s employment equal to the number of months remaining in the initial term of the Named Officer’s agreement, for any reason, each Named Officer who is a party to an employment agreement with the Corporation has agreed (1) not to solicit, induce or attempt to induce anyone to leave the Corporation’s employ or to hire any employee of the Corporation; (2) not to solicit or induce any customer or client of the Corporation to cease doing business with the Corporation or to do business with the Named Officer or otherwise interfere with the Corporation’s relationship with such persons; or (3) not to solicit or induce any supplier, licensee, or consultant to cease doing business with the Corporation or otherwise interfere with the Corporation’s relationship with such persons.

The foregoing summary is qualified in its entirety by reference to the terms of the 2004 Equity Incentive Plan and the employment agreements of Messrs. Kuk, Johnson, Matthews and Vaughan, copies of which will be provided promptly upon request and without charge to each person to whom a copy of this proxy statement is delivered.  Requests should be directed to:  KMG America Corporation, 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota  55343, Attention: Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

Prior to the completion of the Corporation’s initial public offering on December 21, 2004, the Corporation did not have a Board compensation committee, and Kenneth U. Kuk, the Corporation’s Chairman, President and Chief Executive Officer and sole director prior to December 21, 2004, determined his compensation and the compensation of the other Named Officers as set forth in their employment agreements.  No Compensation Committee interlocks on compensation decisions exist.  All members of the Corporation’s Compensation Committee are independent as defined by the Corporation’s bylaws and Corporate Governance Guidelines and the listing standards of the New York Stock Exchange.

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 31, 2002, 2003 and 2004, the cash compensation paid by the Corporation and its predecessor, as well as certain other compensation paid or accrued, to each of the Named Officers, who are persons who served as the Corporation’s CEO and its four other most highly compensated officers in the year ended December 31, 2004 (including compensation paid by the Corporation’s predecessor, Kanawha, in 2004).

SUMMARY COMPENSATION TABLE

Name and		Annual Compensation			Long Term Compensation Awards
Principal Position as of December 31, 2004	Year	Salary	Bonus(2)	Other Annual Compensation(3)	Restricted Stock Awards	Securities Underlying Options		All Other Compensation(4)

Kenneth U. Kuk Chairman, President & Chief Executive Officer and Director	2004	$13,562	$112,500	$25,000		310,000

Norman E. Hill(1) Executive Vice President & Chief Actuary of Kanawha	2004 2003 2002	215,053 210,000 205,000	251,586 13,600 58,000					$81,774 800

Stanley D. Johnson(1) Chairman & Chief Executive Officer of Kanawha and Director	2004 2003 2002	403,825 392,062 377,375	368,983 41,500 145,000	215,719 204,635		120,000 371.8 371.8	(5) (5)	11,274,993 800	(6)

Robert E. Matthews(1) Executive Vice President, Chief Financial Officer and Treasurer of Kanawha	2004 2003 2002	176,000 168,000 156,500	437,690 17,000 55,000			31,500		70,670 800

R. Dale Vaughan(1) President and Chief Operating Officer of Kanawha	2004 2003 2002	190,000 176,500 163,500	192,466 21,000 58,000			40,000		73,394 800

(1)  Although Messrs. Hill, Johnson, Matthews and Vaughan did not become employees of the Corporation until December 21, 2004, the effective date of the Kanawha acquisition, the information in the table reflects compensation for the full year in 2004.  Kanawha paid compensation earned prior to December 21, 2004.

(2)  For 2004, bonuses include (a) amounts granted pursuant to the employee’s employment agreement approved by the Corporation’s board of directors prior to the Corporation’s initial public offering (Mr. Johnson, $200,000); (b) amounts granted by the Corporation’s Compensation Committee as discretionary bonuses (Mr. Kuk, $112,500; and Mr. Vaughan, $15,000); (c) one-time bonuses awarded by Kanawha’s compensation committee for efforts made by Kanawha employees in connection with the sale of Kanawha to the Corporation (Mr. Hill, $244,086; Mr. Johnson, $168,983; Mr. Matthews, $430,190; and Mr. Vaughan, $177,466); and (d) bonuses awarded in the discretion of Kanawha’s compensation committee for employee performance (Mr. Hill, $7,500; and Mr. Matthews, $7,500).  For 2003, bonuses were awarded in the discretion of Kanawha’s compensation committee for employee performance (Mr. Hill, $13,600; Mr. Johnson, $41,500; Mr. Matthews, $17,000; and Mr. Vaughan $21,000).  For 2002, bonuses were awarded in the discretion of Kanawha’s compensation committee for employee performance (Mr. Hill, $58,000; Mr. Johnson, $145,000; Mr. Matthews, $55,000; and Mr. Vaughan, $58,000).

(3)  For 2004, the amount for Mr. Kuk represents (a) $15,000 in personal financial advisory expenses; and (b) $10,000 of dues for club memberships, in each case, which the Corporation is obligated to reimburse Mr. Kuk pursuant to his employment agreement.  For 2003 and 2002, amounts for Mr. Johnson are equal to the dividends payable on Kanawha common stock that Mr. Johnson had a vested option to acquire on the date of a dividend payment.

(4)  2004 amounts represent (a) amounts paid under the Kanawha Insurance Company Performance Share Plan due to the change in control of Kanawha when it was acquired by the Corporation (Mr. Hill, $80,914; Mr. Johnson, $151,599; Mr. Matthews, $69,810; and Mr. Vaughan, $72,534); and (b) the cost paid by Kanawha to transport and lodge spouses of executive officers at insurance industry conventions (Messrs. Hill, Johnson, Matthews and Vaughan, $860 each).  2002 amounts represent the cost paid by Kanawha to transport and lodge spouses of executive officers at insurance industry conventions (Messrs. Hill, Johnson, Matthews and Vaughan, $800 each).

(5)  Mr. Johnson had options to purchase 371.8 shares of Kanawha common stock, which he exercised in connection with the closing of the Corporation’s acquisition of Kanawha, as more fully described in clause (a) of footnote (6) to this table.

(6)  In addition to the $860 paid by Kanawha to transport and lodge Mr. Johnson’s spouse at an insurance industry convention and the $151,599 paid to Mr. Johnson under the Kanawha Insurance Company Performance Share Plan, includes (a) $10,478,951 realized by Mr. Johnson and an affiliate upon the exercise of options to purchase 371.8 shares of Kanawha common stock; and (b) $643,583 deemed income to Mr. Johnson and an affiliate, which is equal to 50% of the aggregate amount of principal that Mr. Johnson and his affiliate are entitled to receive under the $15,000,000 promissory note delivered by the Corporation to the shareholders and option holders of Kanawha at the closing of the Corporation’s acquisition of Kanawha.

Stock Options and SARs

The following table sets forth the information with respect to the Named Officers concerning the stock options and stock appreciation rights (“SARs”) granted in fiscal 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Options/ SARs Granted(1) (Shares)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price per Share	Expiration Date	5%(2)	10%(2)

Kenneth U. Kuk	310,000	24.88%	$9.50	12/15/14	$1,850,700	$4,693,400
Norman E. Hill	0
Stanley D. Johnson	120,000	9.63	9.50	12/15/14	716,400	1,816,800
Robert E. Matthews	31,500	2.53	9.50	12/15/14	188,055	476,910
R. Dale Vaughan	40,000	3.21	9.50	12/15/14	238,800	605,600

_____________________

(1)  No SARs were granted in 2004.

(2)  In order to realize the potential value set forth, the price per share of Common Stock would be $15.47 and $24.64, respectively, at the end of the ten-year option term for options granted December 15, 2004.

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the Named Officers concerning the exercise of KMG America Corporation options and SARs during fiscal 2004, and unexercised options and SARs held by them on December 31, 2004.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise		Value Realized		Number of Securities Underlying Unexercised Options/SARs at Year-End Exercisable/ Unexercisable (2)	Value of Unexercised In-the-Money Options/SARs at Year-End (1) Exercisable/ Unexercisable (2)
Kenneth U. Kuk	0				0/310,000	$0/465,000
Norman E. Hill	0
Stanley D. Johnson	371.8	(3)	$10,478,951	(3)	0/120,000	0/180,000
Robert E. Matthews	0				0/31,500	0/47,250
R. Dale Vaughan	0				0/40,000	0/60,000

(1)  No SARs were granted in 2004.  The value of unexercised in-the-money options represents the positive spread between the December 31, 2004, closing price of the Common Stock ($11.00) and the exercise price of unexercised options ($9.50).

(2)  The shares subject to unexercised options could not be acquired by the Named Officer as of December 31, 2004, and future exercisability is subject to the Named Officer remaining employed by the Corporation for up to three years from the date of grant, with respect to Mr. Kuk, or up to four years with respect to Messrs. Johnson, Matthews, and Vaughan, subject to acceleration or earlier termination upon the occurrence of the events described under “Agreements with Named Officers - Employment Agreements” above.

(3)  Mr. Johnson and an affiliate of his realized $10,478,951 upon the exercise of options to purchase 371.8 shares of Kanawha common stock in connection with the Corporation’s acquisition of Kanawha.

Long-Term Incentive Awards

The Corporation did not grant any long-term incentive awards, such as performance-based restricted stock, during fiscal 2004.

Pension Plans Table

The following table shows, for the highest average annual compensation and years of service indicated, the annual pension benefits payable commencing upon retirement at age 65 under the present benefit formula of the Corporation’s defined benefit pension plan for salaried employees.

	Estimated Annual Retirement Benefit at Age 65(1)
	Years of Credited Service(2)
Annual Compensation(3)	5	10	15	20	25

$ 50,000	$3,000	$6,071	$9,106	$12,142	$15,178
100,000	7,286	14,571	21,857	29,142	36,428
150,000	11,464	23,071	34,607	46,142	57,678
200,000	15,786	31,571	47,357	63,142	78,928
205,000(4)	17,425	32,421	48,632	69,700	87,125

(1)                                  All Named Officers, except Mr. Kuk, are participants in the Corporation’s defined benefit pension plan for salaried employees.  Benefits payable under the Corporation’s defined benefit pension plan are included under the column captioned “All Other Compensation” in the Summary Compensation Table.

(2)                                  The years of credited service for the Named Officers as of December 31, 2004, were Mr. Hill, 12 years; Mr. Johnson, 18 years; Mr. Kuk, 0 years (Mr. Kuk will begin to accrue years of credited service under the pension plan in April 2006); Mr. Matthews, 22 years; and Mr. Vaughan, 14 years.

(3)                                  The benefits payable to participants in the Corporation’s defined benefit pension plan are calculated based on their highest average salary and bonus over any period of sixty consecutive months during the last ten years of their employment with the Corporation, including the amounts listed under the columns “Salary” and “Bonus” under the heading “Annual Compensation” in the Summary Compensation Table, but excluding the amounts listed under the column “Other Annual Compensation” under that heading.

(4)                                  Federal law, however, provides a maximum amount on which pension benefits can be calculated, and this amount changes each year.  In 2004, the maximum amount on which pension benefits could be calculated was $205,000.  Consequently, in 2004, benefits for any participant in the Corporation’s defined benefit pension plan whose highest average salary and bonus over any period of sixty consecutive months during the last ten years of employment with the Corporation exceeded $205,000 were calculated based on $205,000.  The pension plan benefits are not subject to any deduction for Social Security or other offset amounts.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of the three directors named below, each of whom is “independent” under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Guidelines.  The Audit Committee operates under a written charter approved by the Board, a copy of which is attached to this proxy statement as Annex I.  The Audit Committee took office and began to fulfill its duties and obligations upon the completion of the Corporation’s initial public offering on December 21, 2004.  The Audit Committee did not hold any meetings during fiscal 2004, but has held three meetings in 2005.

The Audit Committee (i) serves as an independent and objective body to monitor and assess the Corporation’s compliance with legal and regulatory requirements, the Corporation’s financial reporting processes and related internal control systems and the performance generally of the Corporation’s internal audit function; (ii) oversees the audit and other services of the Corporation’s independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the Corporation’s independent registered public accounting firm, which reports directly to the audit committee; (iii) provides an open means of communication among the Corporation’s independent registered public accounting firm, accountants, financial and senior management, internal auditing department, the Corporation’s corporate compliance department and the Board; (iv) resolves any disagreements between the Corporation’s management and the Corporation’s independent registered public accounting firm regarding the Corporation’s financial reporting; and (v) meets at least quarterly with the Corporation’s senior executives, internal audit staff and independent registered public accounting firm.

The Corporation’s audit committee charter also mandates that the Audit Committee approve all audit, audit-related, tax and other services conducted by our independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements with the Corporation’s management.

The Audit Committee has discussed with Ernst & Young LLP, the Corporation’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for its audit, the independent registered public accounting firm’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent registered public accounting firm its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.  At this time, the Audit Committee has not yet recommended an audit firm to be retained as the Corporation’s independent registered public accounting firm for the 2005 fiscal year.

Representatives of Ernst & Young LLP are expected to attend the 2005 annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Committee Pre-Approval Policy.

The Audit Committee has adopted procedures for pre-approving certain audit and permitted non-audit services provided by the independent registered public accounting firm.  These procedures include reviewing specific services subject to a fee range for each fiscal year for audit and permitted non-audit services.  The Audit

Committee reviews descriptions of, and an estimated fee range for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the schedule is submitted.  Audit Committee approval is also required when the pre-approved amount is exceeded for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not previously approved.  For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.  The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, due to its familiarity with the Corporation’s business, personnel, culture, accounting systems and risk profile, and whether the services enhance the Corporation’s ability to manage or control risks and improve audit quality.  The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee who then report any pre-approved services to the Audit Committee at its next scheduled meeting.  The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Fees of the Corporation’s Independent Registered Public Accounting Firm.

During fiscal 2004, the Corporation and its predecessor, Kanawha, engaged Ernst & Young LLP as independent registered public accounting firm principally to perform the annual audit and to render other services, including services related to the Corporation’s initial public offering.  The following table lists fees paid to Ernst & Young LLP for services rendered to the Corporation and its predecessor in fiscal 2004 and 2003.

	2004	2003

Audit Fees	$1,538,937	$291,500
Audit-Related Fees	35,160	32,230
Tax Fees	0	0
All Other Fees	0	0
Total	$1,574,097	$323,730

Audit Fees include fees for services performed to comply with generally accepted auditing standards, including the recurring audit of the Corporation’s annual consolidated financial statements and internal controls and review of the Corporation’s quarterly consolidated unaudited financial statements.  This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent registered public accounting firm reasonably can provide to a client, such as consultations regarding generally accepted accounting principles and the accounting or disclosure treatment of transactions or events, reviews and evaluations of the impact of new regulatory pronouncements, procedures related to the audit of income tax provisions and related reserves, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC, other documents issued in connection with securities offerings and responses to SEC comment letters.  In 2004, Audit Fees included the review of the registration statement filed in connection with the Corporation’s initial public offering, responses to SEC comment letters related to that registration statement and delivery of comfort letters and consents related to that registration statement.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and diligence conducted in connection with mergers and acquisitions.  This category includes fees related to general assistance with the implementation of SEC and Sarbanes-Oxley Act of 2002 requirements, audit services not required by statute or regulation and reviews and evaluations of the impact of new regulatory pronouncements.  Audit-Related Fees also include audits of pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax audits, tax compliance and tax consulting, as well as tax planning.  This category also includes tax planning for mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees include fees not related to services described in the three categories above.  Because the Corporation’s independent registered public accounting firm did not perform such other services in 2004, the Audit Committee was not required to determine whether the provision of non-audit services was compatible with maintaining the independent registered public accounting firm’s independence.  If the Corporation’s independent registered public accounting firm performs non-audit services in the future, the Audit Committee will make such a determination.

Because the Corporation did not become a public company until December 21, 2004, none of the fees described above were pre-approved by the Corporation’s Audit Committee.

Audit Committee

John H. Flittie, Chairman

Robert L. Laszewski

James J. Ritchie

Certain Relationships and Related Transactions

Founders’ Shares

The Corporation was formed on January 21, 2004.  Prior to the Corporation’s initial public offering, it issued 223,241 shares of Common Stock to Kenneth U. Kuk, the Corporation’s Chairman, President & Chief Executive Officer, 63,006 shares of Common Stock to Scott H. DeLong III, the Corporation’s Senior Vice President & Chief Financial Officer, and 16,798 shares of Common Stock to each of Paul F. Kraemer, the Corporation’s Senior Vice President of Sales, Paul P. Moore, the Corporation’s Senior Vice President of Sales, and Mr. Thomas D. Sass, the Corporation’s Senior Vice President of Underwriting/Risk Management.  As of December 31, 2004, the market values of the shares issued to Messrs. Kuk, DeLong, Kraemer, Moore and Sass were approximately $2.46 million, $0.7 million, $0.2 million, $0.2 million and $0.2 million, respectively.

Kanawha Acquisition

The Corporation acquired all of Kanawha’s outstanding capital stock on December 21, 2004.  As consideration for such stock, the Corporation paid to Kanawha’s shareholders a net purchase price of $145.0 million.  $130.0 million of the purchase price was paid in cash at closing, and $15.0 million of the purchase price is to be paid pursuant to a five-year subordinated promissory note bearing interest accruing at 5% per annum, compounded annually, with the payment of the aggregate principal and interest of approximately $19.1 million due in full at maturity.  The purchase price was determined through negotiations between the Corporation’s management and Kanawha’s shareholders, including Stanley D. Johnson, who was Kanawha’s Chairman, President and Chief Executive Officer prior to the closing of the Kanawha acquisition and currently is the Chairman and Chief Executive Officer of Kanawha.  Holders of Kanawha common stock received total consideration of approximately $48,600 per share in the Kanawha acquisition (which includes $43,556.40 per share paid in cash at closing and a $5,025.70 interest in the principal amount of the note per share).  As a condition to the Corporation’s obligation to close the Kanawha acquisition, Mr. Johnson and an affiliate of his exercised options to purchase 371.8 shares of Kanawha common stock and paid the exercise price of approximately $6.1 million to Kanawha.  Mr. Johnson and the entity affiliated with him received $16.6 million of the net proceeds of the Corporation’s initial public offering as payment of the purchase price for those shares.  Mr. Johnson and the affiliated entity are also entitled to receive, subject to certain conditions and potential indemnification obligations, a pro rata portion of the principal and interest, equal to approximately $1.3 million, to be paid at maturity under the subordinated promissory note discussed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and owners of more than 10% of the Common Stock are required by regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

Based solely on the Corporation’s review of the copies of such forms it has received and written representations from certain reporting persons who were not required to file a Form 5 for fiscal 2004, the

Corporation believes that all of its executive officers, directors and owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with respect to transactions during fiscal 2004.

EXECUTIVE OFFICERS

The Corporation’s executive officers (other than executive officers who are also directors), their ages as of March 1, 2005, and a brief description of the principal occupation or employment of each such person during the past five years is set forth below.  Executive officers serve at the pleasure of the Board and are generally elected at each annual organizational meeting of the Board.  Information about Mr. Kuk, Mr. DeLong and Mr. Johnson, who are directors as well as executive officers, is set forth above.

Robert E. Matthews (51), Executive Vice President, Chief Financial Officer & Treasurer of Kanawha.  Mr. Matthews was elected Executive Vice President, Chief Financial Officer & Treasurer of Kanawha immediately following the closing of the Kanawha acquisition.  Mr. Matthews was Executive Vice President, Chief Financial Officer & Treasurer of Kanawha from 2003 until the closing of the Kanawha acquisition.  Prior to that he was Senior Vice President, Treasurer and Controller of Kanawha from 1998 to 2003.

James E. Nelson (44), Senior Vice President, General Counsel & Secretary.  Mr. Nelson was elected Senior Vice President, General Counsel & Secretary of the Corporation in 2005.  Prior to that he was Vice President-Securities and Investment Law and Senior Associate Counsel of Thrivent Financial for Lutherans from 2001 to 2005 and counsel for ReliaStar Financial Corporation from 1987 to 2001.

Thomas D. Sass (49), Senior Vice President of Underwriting/Risk Management.  Mr. Sass was elected Senior Vice President of Underwriting/Risk Management in 2004.  Mr. Sass was Vice President, Underwriting and LifeTrac Medical Management of Allianz Life Insurance Company of North America, a subsidiary of Allianz AG, from 2001 to 2004.  Prior to that he was Second Vice President of Underwriting of ING Groep N.V. from 1999 to 2001.

R. Dale Vaughan (51), President and Chief Operating Officer of Kanawha.  Mr. Vaughan was elected President and Chief Operating Officer of Kanawha following the closing of the Kanawha acquisition. Mr. Vaughan was Executive Vice President, Benefits Services Division of Kanawha from 2003 until the closing of the Kanawha acquisition. Prior to that he was Senior Vice President, Benefits Services Division of Kanawha from 1998 to 2003.

Performance Graph

The following graph is presented to compare the cumulative total return for the Common Stock to the cumulative total return of the Dow Jones US Insurance Index and the S&P Smallcap 600 Index for the period from December 16, 2004, the date the Corporation’s Common Stock began to trade on the New York Stock Exchange, through the close of the market on December 31, 2004, assuming the investment of $100 in the Common Stock and in each index on December 16, 2004, and that all dividends were reinvested.

Summary	December 16, 2004	December 31, 2004
KMG America Corporation	$100	$105.67
S&P Smallcap 600 Index	100	101.59
Dow Jones US Insurance Index	100	101.34

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

Any proposal submitted by a shareholder for inclusion in the proxy materials for the annual meeting of shareholders in 2006 must be delivered to the Secretary of the Corporation at the Corporation’s principal office not later than December 19, 2005.

In addition to any other applicable requirements, for business to be properly brought before the 2006 annual meeting by a shareholder, even if the proposal is not to be included in the Corporation’s proxy statement, the shareholder must give notice in writing to the Secretary of the Corporation not later than February 17, 2006.  As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares of Common Stock beneficially owned by, the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Communications to the Board of Directors, any committee of the Board, the discussion leader for meetings of independent directors or any individual director or directors, may be sent by U.S. mail, postage prepaid, addressed to the Board, any committee of the Board, the discussion leader for meetings of independent directors or any individual director or directors, in care of the Corporation at its principal office to the attention of Corporate Secretary.  All such communications will be promptly delivered by the Corporate Secretary to the applicable director or directors.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the annual meeting of shareholders other than that stated herein.  As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

Shareholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date and sign the enclosed proxy and return it to the Corporation.  Please sign exactly as your name appears on the mailing label affixed to the envelope in which this proxy statement was transmitted.  Shareholders may revoke their proxy by delivering a written notice of revocation to the Corporation at its principal office to the attention of Corporate Secretary, at any time before the proxy is exercised.

April 18, 2005	/s/ James E. Nelson
James E. Nelson
Secretary

Annex I

KMG AMERICA CORPORATION

AUDIT COMMITTEE CHARTER

December 21, 2004

Pursuant to Section 13.1 - 689 of the Virginia Stock Corporation Act, and Article III of the Bylaws of KMG America Corporation, a Virginia corporation (the “Corporation”), the following shall constitute the Audit Committee Charter (the “Charter”) of the board of directors of the Corporation (the “Board”):

I.                                         ORGANIZATION

There shall be constituted a standing committee of the Board to be known as the audit committee (the “Audit Committee”).

II.                                     COMPOSITION AND SELECTION

The Audit Committee shall be comprised of three or more directors.  The members of the Audit Committee shall meet the independence and experience requirements of the Securities and Exchange Commission and the New York Stock Exchange as then in effect.

All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the rules of the New York Stock Exchange.  At least one member of the Committee must be an audit committee financial expert, as such term is defined by the Securities and Exchange Commission.

No member of the Audit Committee may serve on the audit committees of more than three public companies.

The members of the Audit Committee shall be appointed by the Board, at the Board’s annual meeting, on the recommendation of the Corporate Governance and Nominating Committee, and may be removed by the Board.  The members of the Audit Committee shall serve for one year or until their successors are duly elected and qualified.  Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee membership.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.                                 STATEMENT OF PURPOSE

The primary function of the Audit Committee shall be to assist the Board in discharging its oversight responsibilities relating to the accounting, reporting, and financial practices of the Corporation and its subsidiaries by monitoring and assessing (1) these practices, generally; (2) the integrity of the financial statements and other financial information provided by the Corporation to any governmental body or the public; (3) the Corporation’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications and independence; and (5) the performance of the Corporation’s independent auditors and internal audit functions.

The Audit Committee shall prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement or, if the Corporation does not file a proxy statement, in the Corporation’s annual report on Form 10-K.

IV.                                COMMITTEE OBJECTIVES

The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Corporation’s independent accountants, independent auditors, management, internal auditing department, and the Board; serving as an independent and objective party to review the Corporation’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Corporation’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Corporation’s independent accountants and internal auditing department; reviewing the adequacy of the internal audit department’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.                                    COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditor (subject, if applicable, to shareholder ratification) and shall approve all audit and permissible non-audit engagements, including fees and terms, with the independent auditor.  The independent auditor shall be accountable to the Board through the Audit Committee.  The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee.  The Audit Committee shall have the authority to retain and compensate such advisors without seeking further approval and shall receive appropriate funding, as determined by the Audit Committee, from the Corporation to compensate such advisors.  The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.  The Committee may also, to the extent it deems necessary or appropriate, meet with the Corporation’s investment bankers or financial analysts who follow the Corporation.

The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors, or the performance of the internal audit function.  The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval.  The Audit Committee shall annually review its own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.                                       Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; consider and approve, when appropriate, any significant changes in the Corporation’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Corporation’s financial reports; review and discuss major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

2.                                       Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K;

3.                                       Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements, including the results of the independent auditor’s reviews of the quarterly financial statements, prior to the filing of its Form 10-Q;

4.                                       Review and discuss with management and the independent auditor: (a) any material financial or non-financial arrangements of the Corporation which do not appear on the financial statements of the Corporation; and (b) any transactions or courses of dealing with parties related to the Corporation which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Corporation’s financial statements;

5.                                       Review and discuss with management its policies and practices regarding earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma,” “adjusted” or “non-GAAP financial measures” or information;

6.                                       Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies;

7.                                       Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Corporation’s financial statements;

Oversight of the Company’s Relationship with the Independent Auditor

8.                                       Obtain and review a formal written report by the independent auditor, at least annually, which report shall include descriptions of: (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities in the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with such issues; (d) all relationships between the independent auditor and the Corporation; and (e) any other relationships that may adversely affect the independence of the auditor.  The Audit Committee should assess the independence of the independent auditor, including that of the independent auditor’s lead partner, based on a review of the written report and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements;

9.                                       Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of management and the internal auditors, and present its conclusions with respect to such evaluations to the full Board;

10.                                 Set clear hiring policies for employees or former employees of the independent auditors, taking into account pressures that may exist for auditors consciously or subconsciously seeking a job with the Corporation;

11.                                 Discuss with the independent auditor its ultimate accountability to the Board through the Audit Committee;

12.                                 Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services; consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence;

13.                                 Assure the regular rotation of the lead and concurring audit partners as required by law, and consider whether there should be regular rotation of the independent auditing firm itself, in order to assure continuing independence of the independent auditor;

Process Improvement

14.                                 Establish regular and separate systems of reporting to the Audit Committee by the Corporation’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each of the Corporation’s management, the independent auditor and the internal auditors as to the appropriateness of such judgments;

15.                                 Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to any interim period;

16.                                 Review with the Corporation’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

17.                                 Review, on at least an quarterly basis, the adequacy and effectiveness of the Corporation’s internal financial controls and recommend any necessary changes and improvements thereto to the Corporation’s management;

18.                                 Review separately with the Corporation’s management, the independent auditor and the internal auditing department, following completion of the Corporation’s annual audit, any significant difficulties encountered during the course of the audit, including: (a) difficulties with management’s response; (b) any restrictions on the scope of work or access to required information; and (c) the nature and extent of any significant changes in accounting principles or the application therein;

19.                                 Review and attempt to resolve any significant disagreement among the Corporation’s management and its independent auditor or the internal auditing department in connection with the preparation of the Corporation’s financial statements;

20.                                 Review with the independent auditor any audit problems or difficulties and management’s response, which review shall include any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Corporation and any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement;

21.                                 Review with the Corporation’s independent auditor, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion;

Oversight of the Corporation’s Internal Audit Function

22.                                 Review the appointment, replacement, reassignment or dismissal of the members of the Corporation’s internal auditing department, including the appointment and replacement of the senior internal auditing executive;

23.                                 Review the regular internal reports to management prepared by the internal auditing department and management’s responses;

24.                                 Discuss with the independent auditor the internal audit department’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit;

Compliance Oversight Responsibilities

25.                                 Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

26.                                 Obtain reports from management, the Corporation’s senior internal auditing executive and the independent auditor that the Corporation and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Corporation’s Code of Business Conduct and Ethics; review reports and disclosures of insider and affiliated party transactions; advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics;

27.                                 Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies;

28.                                 Review any material pending legal proceedings involving the Corporation and other contingent liabilities; discuss with the Corporation’s General Counsel legal matters that may have a material impact on the Corporation’s financial statements or compliance policies;

29.                                 Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

Ethical and Legal Compliance

30.                                 Review with the Corporation’s counsel legal compliance matters, including corporate securities trading policies;

31.                                 Review the procedures established by the Corporation that monitor the Corporation’s compliance with its loan and indenture covenants and restrictions; and

32.                                 Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VI.                                MEETINGS

The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment, but at least quarterly, with the Corporation’s management, internal auditors and independent auditors.  Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Chairman of the Audit Committee shall meet in person or by telephone with the Corporation’s independent accountants and the Corporation’s chief financial officer quarterly to review the Corporation’s financial statements.

VII.                            LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to certify the Corporation’s financial statements or to guarantee the auditor’s report.  These are the responsibilities of management and the independent auditor.

VIII.                        CONSISTENCY WITH ARTICLES AND BYLAWS

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Corporation’s Amended and Restated Articles of Incorporation, the Corporation’s Bylaws or any applicable law or regulation, the Amended and Restated Articles of Incorporation or the Bylaws or the law or regulation, as appropriate, shall fully control.

IX.                                [RESERVED.]

X.                                    CERTIFICATION.

This Audit Committee Charter was duly approved and adopted by the Board of the Corporation on the 21st day of December, 2004.

/s/ Kenneth U. Kuk
Kenneth U. Kuk
Secretary

NOTICE

and

PROXY STATEMENT

for the

ANNUAL MEETING

of

SHAREHOLDERS

To Be Held

May 18, 2005

KMG AMERICA CORPORATION

Annual Meeting

of

Shareholders

May 18, 2005

10:00 a.m.

To be held at:

KMG AMERICA CORPORATION

12600 Whitewater Drive, Suite 150

Minnetonka, Minnesota 55343

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR

PROXY BY MAIL USING THE ENCLOSED ENVELOPE.

  FOLD AND DETACH HERE

KMG AMERICA CORPORATION

Minnetonka, Minnesota

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2005

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Kenneth U. Kuk and Scott H. DeLong III, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in KMG America Corporation, at the annual meeting of shareholders to be held May 18, 2005, and at any and all adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

(Change of Address)

Continued, and to be signed and
dated, on the REVERSE SIDE

  FOLD AND DETACH HERE

☒	Please mark your
votes as in this
example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

NOMINEES:

1. Election of Directors	FOR ALL	WITHHOLD	FOR ALL EXCEPT	(01) Stanley D. Johnson
	☐	☐	☐	(02) Robert L. Laszewski
(03) Dennis M. Mathisen

INSTRUCTION: To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) on the line below:

Dated	, 2005

Signature

Please sign name exactly as it appears on stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.